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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ATMEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ATMEL CORPORATION

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2012
2:00 p.m.

Dear Atmel Stockholders:

        Our Annual Meeting of Stockholders will be held on Thursday, May 17, 2012 at 2:00 p.m., local time, at our offices located at 2325 Orchard Parkway, San Jose, California 95131, for the following purposes:

          1.     To elect the seven (7) directors listed in the accompanying Proxy Statement to serve until our next annual meeting and their successors are duly elected;

          2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

          3.     To hold an advisory vote on executive compensation; and

          4.     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

        Like last year, we are taking advantage of a Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without affecting our stockholders' timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the "Notice"), which we expect to mail on or about April 5, 2012. Only stockholders of record at the close of business on March 26, 2012 may vote at the annual meeting and any postponements or adjournments of the meeting.

        All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible by using the Internet, as instructed on the Notice. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. Any stockholder attending the annual meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. For further details, please see the section entitled "Voting" on page two of the accompanying Proxy Statement.

FOR THE BOARD OF DIRECTORS

Steven Laub President and Chief Executive Officer

San Jose, California
April 5, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 17, 2012:
The Proxy Statement and Annual Report to Stockholders are available at
https://materials.proxyvote.com/ATMEL/PRXYMAT/2012.

ATMEL CORPORATION

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

 INFORMATION CONCERNING SOLICITATION AND VOTING

General

        These proxy materials are furnished to holders of the common stock of Atmel Corporation ("Atmel" or the "Company") in connection with the solicitation of proxies by our Board of Directors (the "Board") for the Annual Meeting of Stockholders to be held on Thursday, May 17, 2012, at 2:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at our offices located at 2325 Orchard Parkway, San Jose, California 95131. Our telephone number at that location is (408) 441-0311. Our internet address is www.atmel.com. The information posted on our website is not incorporated into this Proxy Statement.

        This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 were first furnished on or about April 5, 2012 to all stockholders entitled to vote at the meeting.

Notice of Internet Availability of Proxy Materials

        In accordance with the "notice and access" rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2011 (collectively, the "Proxy Materials") to stockholders entitled to vote at the annual meeting, we are furnishing the Proxy Materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the Proxy Materials, please follow the instructions for requesting such materials included in the Notice.

Record Date and Voting Securities

        Only holders of record of our common stock at the close of business on March 26, 2012 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for voting. At the Record Date, 443,690,886 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding. For information regarding security ownership by our executive officers and directors and by the beneficial owners of more than 5% of our common stock, see "Security Ownership" below.

Quorum

        The presence of the holders of a majority of our shares of common stock entitled to vote generally at the annual meeting is necessary to constitute a quorum. Stockholders are counted as present at the meeting if they (1) are present in person at the annual meeting or (2) have properly submitted a proxy card or voted by telephone or over the Internet.

 Required Vote; Abstentions and Broker Non-Votes

        Election of Directors.    Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast. Under our bylaws, a "majority" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election.

        Ratification of the Appointment of Independent Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of our independent registered public accounting firm as described in Proposal Two below.

        Advisory Vote on Executive Compensation.    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the advisory vote on executive compensation as described in Proposal Three below.

        Calculating Votes.    Under the General Corporation Law of the State of Delaware, an abstaining vote is considered present and entitled to vote and, therefore, is included for purposes of determining whether a quorum is present at the annual meeting. Pursuant to our bylaws, abstentions are not considered to be "votes cast" for the election of directors listed in Proposal One and will not affect the outcome of the election of directors. With respect to Proposals Two and Three, an abstention is deemed to be "entitled to vote" and, therefore, has the same effect as a vote against Proposals Two and Three.

        Under the General Corporation Law of the State of Delaware, a broker "non-vote" is not deemed to be a "vote cast" and, therefore, will not affect the outcome of the election of directors. While a broker "non-vote" is considered present for purposes of determining whether a quorum is present at the annual meeting, it is not considered "entitled to vote" and, therefore, not included in the tabulation of the voting results on matters requiring approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Recommendation of the Board of Directors

        The Board unanimously recommends that you vote your shares:

  •
  "FOR" each of the nominees listed in Proposal One below;

  •
  "FOR" the ratification of the appointment of KPMG LLP as Atmel's independent registered public accounting firm for the fiscal year ending December 31, 2012; and

  •
  "FOR" the approval of the compensation for our named executive officers, as referred to under the non-binding advisory vote on executive compensation.

Voting

        All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the annual meeting.

        Stockholders of records — If your shares are registered directly in your name with Atmel's transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice has been sent directly to you by Atmel. As a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or the proxy card, or by requesting a proxy card by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the Notice and the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern time) on May 16, 2012. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

        If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the annual meeting. If you plan to attend the annual meeting, please bring proof of identification for entrance to the annual meeting. You may obtain directions to our corporate headquarters in order to attend the annual meeting by calling (408) 441-0311.

        Beneficial owners — Many Atmel stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the "beneficial owner" of shares held in "street name," and the Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

        Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Changing Vote; Revocability of Proxies

        Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

        Stockholders of record — If you are a stockholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 2325 Orchard Parkway, San Jose, California 95131), prior to your shares being voted at the annual meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

        Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the annual meeting and voting in person.

 Effect of Not Casting Your Vote

        Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

        Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and in the advisory vote on executive compensation (Proposal Three). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in the relevant regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Atmel's independent registered public accounting firm (Proposal Two).

Expenses of Solicitation

        We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Proxy Materials, the Notice, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services.

Stockholder Proposals to Be Presented at Next Annual Meeting

        Requirements for stockholder proposals to be considered for inclusion in Atmel's proxy materials.    Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our next annual meeting may do so by submitting such proposal in writing to our offices located at 2325 Orchard Parkway, San Jose, California 95131, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must be received no later than December 6, 2012, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Requirements for stockholder business or nominations to be brought before Atmel's annual meetings.    Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations of persons for election to the Board and stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholder proposals, including the nomination of a person for election to the Board, may not be brought before the meeting unless, among other things: (1) the proposal contains certain information specified in the bylaws, and (2) the proposal is received by us not less than 120 days before the one year anniversary on which Atmel first mailed its proxy statement to stockholders in connection with the previous year's annual meeting of stockholders, which will be December 6, 2012 for the next annual meeting; provided, however, that in the event that we did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year's meeting, then the deadline for receipt of notice by a stockholder is no later than the close of business on the later of: (1) 120 days prior to the meeting and (2) ten days after public announcement of the meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to our Corporate Secretary at the address above.

        Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in "Corporate Governance — Director Candidates."

Delivery of Proxy Materials to Stockholders

        If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice or Proxy Materials. Stockholders may request to receive a separate copy of the Notice or Proxy Materials, by writing to Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131, Attention: Corporate Secretary. Alternatively, stockholders who share an address and receive multiple copies of the Notice or Proxy Materials may request to receive a single copy by following the same instructions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

        A board of seven (7) directors is to be elected at the meeting, all of whom have been recommended for nomination by the members of the Corporate Governance and Nominating Committee of the Board. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast, which pursuant to our bylaws means that the number of shares voted "for" a director's election must exceed 50% of the number of votes cast with respect to that director's election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the seven (7) nominees named below, all of whom are presently our directors. There are no family relationships among any of our director nominees or executive officers.

        In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any additional nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders and until his successor has been elected and qualified.

Recommendation of the Board of Directors

        The Board unanimously recommends voting "FOR" each of the nominees listed below.

Information About Nominees

        Information about each nominee as of March 26, 2012 is set forth in the table below:

Name of Nominee	Age	Positions With Atmel	Director Since
Steven Laub	53	President and Chief Executive Officer and Director	2006
Tsung-Ching Wu	61	Executive Vice President, Office of the President and Director	1985
David Sugishita	64	Director and Non-executive Chairman of the Board	2004
Papken Der Torossian	73	Director	2007
Jack L. Saltich	68	Director	2007
Charles Carinalli	63	Director	2008
Dr. Edward Ross	70	Director	2008

        Steven Laub has served as a director of Atmel since February 2006 and as President and Chief Executive Officer since August 2006. From 2005 to August 2006, Mr. Laub was a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From 2004 to 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (B.A.) and a degree from Harvard Law School (J.D.).

        As our President, Chief Executive Officer and a member of our Board, Mr. Laub draws upon over two decades of experience in executive management roles within the semiconductor industry. In addition to his semiconductor industry experience, Mr. Laub brings to the Board the critical expertise gained over an accomplished career focusing on executive management, corporate and business strategy, operational expertise, and mergers and acquisitions. Mr. Laub also offers an additional perspective through his background in law.

        Tsung-Ching Wu has served as a director of Atmel since 1985, as Executive Vice President, Office of the President since 2001, and served as Executive Vice President and General Manager from January 1996 to January 2001 and as Vice President, Technology from January 1986 to January 1996. Mr. Wu holds degrees in electrical engineering from the National Taiwan University (B.S.), the State University of New York at Stony Brook (M.S.) and the University of Pennsylvania (Ph.D.).

        Mr. Wu, our co-founder and longest serving Board member, brings to our Board an extensive background spanning nearly thirty years in the semiconductor industry and a deep knowledge and understanding of Atmel's business, operations (especially within the Asia/Pacific region) and employees. Mr. Wu has served as a member of our Board since 1985 and a member of our executive management team since 1986.

        David Sugishita has served as the Non-executive Chairman of the Board since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of the Audit Committee. Mr. Sugishita also serves as a director and Chairman of the Audit Committee for Immersion Corporation. Mr. Sugishita previously served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Magma Design Automation from 2010 to 2011 and Ditech Networks, Inc. from 2003 to 2012. Since 2000, Mr. Sugishita has taken various short-term assignments, including EVP of Special Projects at Peregrine Systems from December 2003 to July 2004 and EVP/CFO at SONICblue, Inc. from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions at Synopsys (SVP/CFO) from 1997 to 2000; Actel (SVP/CFO) from 1995 to 1997; Micro Component Technology (SVP/CFO) from 1994 to 1995; Applied Materials (VP/Corporate Controller) from 1991 to 1994; and National Semiconductor (VP/Finance) from 1978 to 1991. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and Santa Clara University (M.B.A.).

        Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of high technology public companies, specifically in the semiconductor industry. As our second longest serving Board member, he has a high degree of familiarity with Atmel's business. Through his extensive executive management and board experience, Mr. Sugishita has developed the leadership, business judgment and consensus-building skills necessary to effectively lead our Board as Non-executive Chairman. His strong expertise and background in accounting and financial management, years of service on the audit committee of Ditech and a track record as an accomplished financial executive have provided him with the financial acumen and skills necessary to serve as Chairman of our Audit Committee.

        Papken Der Torossian has served as a director of Atmel since July 2007. He has been the Managing Director of Crest Enterprise LLC since September 1997 and has also served as the Chairman of Vistec Semiconductor Systems, Inc. since September 2005. He served as Chairman of the Board of Therma Wave, Inc. from March 2003 until May 2007, when the company was sold to KLA-Tencor Corporation. From 1984 to May 2001, Mr. Der Torossian was Chairman of the Board and Chief Executive Officer of Silicon Valley Group (SVGI), which was acquired by ASML Holding N.V. Earlier, he was credited for turning around several companies and operations, including as President of ECS Microsystems (which was subsequently sold to Ampex Corporation) and President of the Santa Cruz Division of Plantronics, Inc. Prior to that, Mr. Der Torossian spent four years at Spectra-Physics and twelve years with Hewlett- Packard Company in a number of management positions. Mr. Der Torossian currently serves as a director and Chairman of the Compensation Committee of ParkerVision, Inc. Mr. Der Torossian was formerly on the board of directors of the Silicon Valley Leadership Group (SVLG) and on the board of the Semiconductor Industry Supplier Association (SISA). He was also Chairman of the Semiconductor Equipment and Materials International Environmental, Health & Safety Committee (SEMI EHS), and has served as Chairman of Semi/Sematech. He also serves as a director for several privately held companies. Mr. Der Torossian served on President Clinton's Advisory Committee on Export Controls and represented the United States in bilateral trade negotiations. Mr. Der Torossian holds a B.S.M.E. degree from MIT and an M.S.M.E. degree from Stanford University.

        With over two decades of experience in engineering, and demonstrated accomplishments as the Chief Executive Officer and Chairman of several high technology public and private companies, Mr. Der Torossian is intimately familiar with the operation and management of a global technology company. Mr. Der Torossian's service with industry organizations and educational background provide him with a firm understanding of Atmel's technology and business. Mr. Der Torossian also brings to the Board demonstrated consensus-building experience in the fields of international trade and organized labor.

        Jack L. Saltich has served as a director of Atmel since July 2007. In addition, Mr. Saltich is Chairman of the Compensation Committee. From January 2006 to April 2011, he served as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as Vice President of Advanced Micro Devices, Inc., where his last position was General Manager of AMD's European Microelectronics Center in Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich currently serves as a member of the board of directors of Leadis Technology, Inc. and Immersion Corporation. Mr. Saltich also serves on the board of directors of PlasmaSi, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008, Ramtron International Corporation from 2005 to 2011 and Vitex Systems, Inc. from 2006 to 2011. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

        With three decades of varied experience in the semiconductor industry, including research and development, manufacturing and operations experience, Mr. Saltich brings a deep understanding of our business and valuable operational and strategic expertise to our Board. Mr. Saltich's management positions with AMD have provided him with critical insights into the operational requirements of a global company. His extensive service on the compensation committees of boards of directors of several public companies has provided Mr. Saltich with the strong background in executive compensation necessary to serve as Chairman of our Compensation Committee.

        Charles Carinalli has served as a director of Atmel since February 2008. He has been a Principal of Carinalli Ventures since January 2002. From July 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan Corporation, a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor Corporation, a publicly traded company developing analog-based semiconductor products, serving as Senior Vice President and Chief Technical Officer in his last position at the company. Mr. Carinalli currently serves on the board of directors of Extreme Networks, Inc. and Fairchild Semiconductor International, Inc. Mr. Carinalli also serves as a director of a privately held company. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

        Mr. Carinalli brings to our Board over four decades of experience in management and operational roles at large semiconductor companies and several emerging private companies. In addition to his industry experience, Mr. Carinalli brings to our Board significant investment experience and a demonstrated track record of converting ideas into successful business ventures.

        Dr. Edward Ross has served as a director of Atmel since April 2008. In addition, Dr. Ross is Chairman of the Corporate Governance and Nominating Committee. He is currently retired, having previously served as President (2000 through December 2004) and President Emeritus (January 2005 through December 2005) of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese semiconductor manufacturer. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross currently serves on the board of directors of Volterra Semiconductor Corporation. Dr. Ross previously served on the board of directors of RAE Systems Inc. from 2001 to 2006 and California Micro Devices Corporation (most recently as non-executive chairman of the board) from 2002 until its acquisition by ON Semiconductor Corporation in January 2010. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.

        Dr. Ross brings to our Board an extensive career in the semiconductor industry as an executive officer and director of global public and emerging private companies. His educational and executive backgrounds provide functional insight into our business, manufacturing operations and technologies.

        See "Corporate Governance" and "Executive Compensation — Compensation of Directors" below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP audited our financial statements from the year ended December 31, 1985 until the year ended December 31, 2011. As previously reported on a Current Report on Form 8-K, filed with the SEC on March 21, 2012, on March 16, 2012, the Audit Committee terminated its engagement of PricewaterhouseCoopers LLP and approved the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Audit Committee determined to make this change after undertaking and completing a request for proposals from various accounting firms, including PricewaterhouseCoopers LLP.

        PricewaterhouseCoopers LLP's reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and the subsequent period through March 16, 2012, we did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

        We provided PricewaterhouseCoopers LLP with a copy of our Current Report on Form 8-K prior to its filing with the SEC and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of the letter from PricewaterhouseCoopers LLP, dated March 21, 2012, is attached as Exhibit 16.1 to the Current Report on Form 8-K.

        During the fiscal years ended December 31, 2011 and 2010 and the subsequent period through March 16, 2012, we did not consult with KPMG LLP, nor did anyone acting on our behalf, regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        A representative of PricewaterhouseCoopers LLP is not expected to be present at the meeting. A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if so desired. The representative is also expected to be available to respond to appropriate questions from stockholders.

Ratification of Appointment of KPMG LLP

        Stockholder ratification of the selection of KPMG LLP as Atmel's independent registered public accounting firm is not required by Atmel's bylaws or other applicable legal requirements. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Atmel and its stockholders.

Recommendation of the Board of Directors

        The Board unanimously recommends voting "FOR" the ratification of the appointment of KPMG LLP as Atmel's independent registered public accounting firm for the fiscal year ending December 31, 2012.

 Fees of Former Company Auditors, PricewaterhouseCoopers LLP, Incurred by Atmel

        The following table sets forth the fees billed for services rendered by our former auditors, PricewaterhouseCoopers LLP for each of our last two fiscal years.

	2011	2010
Audit fees(1)	$2,497,000	$3,636,000
Audit-related fees(2)	50,000	14,000
Tax fees(3)	1,374,500	2,745,000
All other fees	—	—

Total	$3,921,500	$6,395,000

(1)
Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements and of our internal control over financial reporting and the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-related fees in 2011 consisted of attest services performed in relation to the Company's XBRL detailed tagging and in 2010 related to certification work performed for our European subsidiaries.

(3)
Tax fees consisted of fees for assistance with international tax planning and other tax compliance services for the United States and foreign jurisdictions.

Audit Committee Pre-Approval Policy

        Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company's principal accountants be approved in advance by the Audit Committee of the Board, subject to a "de minimis" exception set forth in the SEC rules (the "De Minimis Exception"). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. All audit-related and non-audit services in 2010 and 2011 were pre-approved by the Audit Committee at regularly scheduled meetings of the Audit Committee or through the process described in this paragraph, and none of such services was performed pursuant to the De Minimis Exception.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we ask our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with the SEC's rules in the section entitled "Executive Compensation" in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

        As described in detail in the section entitled "Compensation Discussion and Analysis" in this Proxy Statement, our executive compensation programs are designed, through the efforts of our Compensation

Committee and its independent compensation consultant, to align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to reward superior performance, to attract and retain our named executive officers, and to base compensation on the specific requirements of each position. Under our compensation programs, our named executive officers are rewarded for specific annual and long-term goals. Please read the section entitled "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2011 and the financial metrics used in our compensation programs.

        The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders' interests and current market practices. We have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk including:

  •
  Encouragement of stock ownership, including review by the Board;

  •
  An independent Compensation Committee;

  •
  The use by our Compensation Committee of an independent compensation consultant;

  •
  A balanced mix between long and short-term incentives;

  •
  Caps on incentive bonuses under our 2011 Bonus Plan;

  •
  Discretion retained by the Compensation Committee to modify or eliminate incentive bonuses under the 2011 Bonus Plan; and

  •
  A risk management program to reduce the likelihood of manipulation of our financial performance to enhance executive compensation.

        We believe that the information we have provided above and within the section entitled "Executive Compensation" in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the annual meeting:

  "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends that you vote "FOR" the advisory vote approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE

        Atmel's corporate governance practices and policies are designed to promote stockholder value, and Atmel is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our website at http://ir.atmel.com/governance.cfm.

 Corporate Governance Principles

        Our Board has adopted Corporate Governance Principles, which set forth the principles that guide the Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Corporate Governance Principles provide that the Board shall fill the roles of Chairman and Chief Executive Officer in accordance with the best interests of the Company. Our Corporate Governance Principles also currently require directors to offer to resign upon a material change in their employment, subject to the Board's acceptance; and limit the number of public company boards on which our directors may serve. Our Board first adopted these Corporate Governance Principles in March 2007 and has refined them from time to time. You can access our Corporate Governance Principles on our website at http://ir.atmel.com/governance.cfm.

Code of Ethics/Standards of Business Conduct

        It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in our Standards of Business Conduct, which is applicable to all of our directors, officers and employees, and which complies with the SEC's requirements and with listing standards of the NASDAQ Stock Market LLC ("Nasdaq").

        Our Standards of Business Conduct are designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations and to deter wrongdoing. Our Standards of Business Conduct are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. Our Standards of Business Conduct can be accessed on our website at http://ir.atmel.com/governance.cfm. We intend to disclose amendments to certain provisions of our Standards of Business Conduct, or waivers of such provisions granted to directors and executive officers, on our website in accordance with applicable SEC and Nasdaq requirements.

Independence of Directors

        The Board has determined that each of the following directors, constituting a majority of the Board, is "independent" within the meaning of the Nasdaq listing standards:

  David Sugishita
  Papken Der Torossian
  Jack L. Saltich
  Charles Carinalli
  Dr. Edward Ross

        Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

        Our Corporate Governance Principles provide that the Board shall fill the Chairman of the Board and Chief Executive Officer positions in accordance with the best interests of the Company. Atmel currently separates the positions of Chief Executive Officer and Chairman of the Board. Since August 2006, Mr. Sugishita, one of our independent directors, has served as our Non-executive Chairman of the Board.

Our Corporate Governance Principles also provide that in the event that the Chairman of the Board is not an independent director, the Board should elect a "Lead Independent Director." The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; presiding at executive sessions; facilitating and conducting, with the Corporate Governance and Nominating Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer and other executive officers in the context of the annual compensation review.

        Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

        In addition, as described in more detail below, our Board has three standing committees, each of which is comprised entirely of independent directors. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairmen are an important aspect of our Board leadership structure.

Risk Oversight

        Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks Atmel faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in reviewing our business strategy and operating plans at least annually is a key part of its oversight of risk management, its assessment of management's appetite for risk and its determination of what constitutes an appropriate level of risk for Atmel. The Board regularly receives updates from management and outside advisors regarding risks the Company faces, including litigation and various operating risks.

        In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations. Our Compensation Committee oversees risks related to compensation policies and practices; and our Corporate Governance and Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

        Senior management attends Board and Board committee meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Board Meetings and Committees

        All directors are expected to attend each meeting of the Board and the committees on which he serves. All directors are also encouraged, but not required, to attend our Annual Meeting of Stockholders. Each director attended the 2011 Annual Meeting of Stockholders. During the fiscal year ended December 31, 2011, the Board held nine meetings.

        The Board has the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served during the past fiscal year (held during the periods that he served).

    Audit Committee

        We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Messrs. Sugishita (Chairman), Carinalli and Saltich. The Board has determined that (1) each of the members of the Audit Committee is "independent" within the meaning of the Nasdaq listing standards and within the meaning of the rules of the Exchange Act and (2) Mr. Sugishita meets the requirements of an audit committee financial expert in accordance with SEC rules. The Audit Committee held 13 meetings during 2011 at which, among other things, the Audit Committee discussed Atmel's financial results, accounting practices and regulatory developments and Atmel's response to such regulatory developments with Atmel's independent registered public accounting firm and counsel, as necessary.

        The duties of the Audit Committee are to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel's financial statements, Atmel's compliance with legal and regulatory requirements, the qualifications, independence and performance of Atmel's independent registered public accounting firm, the organization and performance of Atmel's internal audit function, and Atmel's internal accounting and financial reporting controls. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement, reviews the reports of Atmel's management, internal audit and independent registered public accounting firm concerning Atmel's internal accounting and financial controls, appoints, determines the compensation of and oversees the work of Atmel's independent registered public accounting firm, and reviews and approves the scope of the annual audit. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all of Atmel's books, records, facilities and personnel and the power to retain outside legal, accounting or other advisors for this purpose. The Audit Committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace Atmel's independent registered public accounting firm. The charter of the Audit Committee can be accessed on our website at http://ir.atmel.com/governance.cfm.

        See "Report of the Audit Committee" below for more information regarding the functions of the Audit Committee.

    Compensation Committee

        We have a separately-designated standing Compensation Committee that currently consists of Messrs. Saltich (Chairman), Carinalli, Der Torossian and Sugishita. Our Board has determined that each of the members of the Compensation Committee is "independent" within the meaning of the Nasdaq listing standards. This Committee reviews and approves Atmel's executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our equity compensation plans. See "Executive Compensation — Compensation Discussion and Analysis" below for a description of Atmel's processes and procedures for the consideration and determination of executive compensation. The Compensation Committee held 11 meetings during 2011. The charter of the Compensation Committee can be accessed on our website at http://ir.atmel.com/governance.cfm.

        The Compensation Committee Report is included below in "Executive Compensation."

    Corporate Governance and Nominating Committee

        We have a separately-designated standing Corporate Governance and Nominating Committee that currently consists of Dr. Ross (Chairman) and Messrs. Der Torossian and Sugishita. The Board has

determined that each of the members of the Corporate Governance and Nominating Committee is "independent" within the meaning of the Nasdaq listing standards. This Committee reviews Atmel's principles of corporate governance and recommends changes to the Board as necessary, reviews governance-related stockholder proposals, and makes recommendations to the Board for action on such proposals, and makes recommendations to the Board regarding the composition and size of the Board. The Corporate Governance and Nominating Committee also establishes procedures for the submission of candidates for election to the Board, establishes procedures for identifying and evaluating candidates for director and determines the relevant criteria for Board membership. For additional information see "Director Candidates" below. The Corporate Governance and Nominating Committee held four meetings during 2011. The charter of the Corporate Governance and Nominating Committee can be accessed on our website at http://ir.atmel.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2011, the following directors were members of Atmel's Compensation Committee: Messrs. Saltich, Carinalli, Der Torossian and Sugishita. No interlocking relationships exist between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee was a present or former officer or employee of Atmel or its subsidiaries, other than Mr. Sugishita who since August 2006 has served as Non-executive Chairman of the Board. Mr. Sugishita is a non-employee director of Atmel.

Director Candidates

        Atmel's bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the Board. Please refer to Section 2.2(c) of our bylaws for a description of the process for nominating directors. It is the Corporate Governance and Nominating Committee's policy to consider properly submitted stockholder recommendations (as opposed to a formal nomination) for candidates for membership on the Board. A stockholder may submit a recommendation for a candidate for membership on the Board by submitting in writing the name and background of such candidate to the Atmel Corporate Governance and Nominating Committee, c/o Corporate Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. The Corporate Governance and Nominating Committee will consider a recommendation only if (1) appropriate biographical and background information on the candidate is provided, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate's name and biographical information, and (3) the recommending stockholder has consented in writing to public disclosure of such stockholder's name. Required biographical and background information include: (A) the name, age, business address and residence of such person, (B) the principal occupation and employment of such person, and (C) biographical information on the recommended candidate that the recommending stockholder believes supports such candidacy (keeping in mind the criteria discussed below that the Corporate Governance and Nominating Committee considers when making recommendations for nomination to the Board).

        The Corporate Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Corporate Governance and Nominating Committee through professional search firms, stockholders or other persons. The process by which candidates for nomination to the Board are evaluated includes review of biographical information and background material on potential candidates by Committee members, meetings of Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Committee. Candidates recommended by stockholders (and properly submitted, as discussed above) are evaluated by the Corporate Governance and Nominating Committee using the same criteria as other candidates. Although the Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board, the Committee does review numerous criteria before recommending a candidate. Such criteria include, but are not limited to: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments.

        The Corporate Governance and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Communications from Stockholders

        Stockholders may communicate with the Board by submitting either an email to bod@atmel.com or written communication addressed to the Board (or specific board member) c/o Corporate Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. Email communications that are intended for a specific director should be sent to the email address above to the attention of the applicable director. The Chairman of the Corporate Governance and Nominating Committee will, with the assistance of our Corporate Secretary, (1) review all communications to the Board, (2) determine if such communications relate to substantive matters, (3) if such communications relate to substantive matters, provide copies (or summaries) of such communications to the other directors as he or she considers appropriate, and (4) if such communications do not relate to substantive matters, determine what action, if any, will be taken with such communications. Communications relating to personal grievances or matters as to which we receive repetitive and duplicative communications are unlikely to be deemed "substantive."

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    Overview of Compensation Program and Philosophy

        Atmel's compensation program for its executive officers is generally intended to meet the following objectives: (i) attract, retain, motivate and reward highly talented executives that are key to the business success of the Company; (ii) link total compensation with the achievement of Atmel's strategic objectives (financial and non-financial) and individual performance goals; and (iii) align the interests and objectives of Atmel's executives with the interests of our stockholders.

        The Compensation Committee reviews Atmel's compensation program for its executive officers throughout the year. The Compensation Committee has engaged Compensia, Inc. ("Compensia"), an independent compensation consultant with expertise in the technology sector, to assist it in the performance of its tasks and to advise it with respect to compensation matters.

        The Compensation Committee determines the compensation for all of Atmel's executive officers and uses the above objectives to guide it in determining the proper levels of compensation and allocating that compensation among the following elements: base salary, incentive bonus, and equity compensation. Atmel also provides other benefits to its executive officers, as further described below.

        In determining levels of compensation for individual executives, the Compensation Committee takes into consideration a number of factors, including the following:

  •
  individual executive performance, experience, and qualifications;

  •
  Atmel's performance against financial goals, including profitability and revenue;

  •
  the scope of the executive's role;

  •
  competitive pay practices and prevailing market conditions;

  •
  internal pay consistency; and

  •
  retention.

        Individual performance for all executive officers (other than the Company's Chief Executive Officer) is assessed by the Chief Executive Officer who then makes recommendations to the Compensation Committee. The Compensation Committee assesses the individual performance of the Chief Executive Officer. In addition, the executive bonus plan (as further described below) also includes an assessment of individual performance objectives. None of the factors above is determinative for setting compensation levels, and the effect of each individual factor is not quantifiable. The Compensation Committee, with the advice of its independent compensation consultant, makes the final decision on setting compensation levels for all executive officers, including the Chief Executive Officer. The Compensation Committee regularly assesses the criteria it uses in making compensation determinations to ensure that the compensation programs and arrangements it has in place with the Company's executive officers are properly aligned with the Company's standards of business conduct and its financial performance, financial condition and competitive position. As the Company's financial and competitive position in the marketplace changes, the Compensation Committee believes it appropriate to evaluate the overarching philosophy that guides its compensation decisions and to adjust that philosophy in light of new financial, competitive and related circumstances. Toward that end, the Compensation Committee would expect to assess all of the foregoing factors, and to consider other factors it determines relevant, in 2012.

        Throughout this Compensation Discussion and Analysis, the individuals included in the "Summary Compensation Table" below, are referred to as the "named executive officers."

    Role of Compensation Committee

        Atmel's executive compensation program is overseen and administered by the Compensation Committee. The Compensation Committee currently consists of Messrs. Saltich (Chairman), Carinalli, Der Torossian, and Sugishita. Each of these individuals qualifies as (i) an "independent director" under the Nasdaq listing standards, (ii) a "non-employee director" under Rule 16b-3 of the Exchange Act, and (iii) an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee reviews and approves our executive compensation objectives and programs; approves specific executive officer compensation decisions, such as salaries, target bonuses and actual bonuses; and administers our stock incentive plans. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to a subcommittee. The Compensation Committee has not delegated any of its authority with respect to any material compensation component affecting executive officers of Atmel. The Compensation Committee held 11 meetings during 2011. The Compensation Committee operates under a written charter, which it reviews annually, adopted by our Board. A copy of the charter is available at http://ir.atmel.com/governance.cfm.

    Role of Executive Officers in Compensation Decisions

        The Compensation Committee meets with Atmel's President and Chief Executive Officer and/or other executives to obtain recommendations with respect to Company compensation programs, practices, and packages for executive officers and certain other employees. Management makes recommendations to the Compensation Committee on base salaries, target and actual bonuses, and equity compensation for the executive team and other employees; however, individual executive officers do not propose or seek approval for their own compensation. The Compensation Committee considers, but is not bound by and does not always accept, management's recommendations with respect to executive compensation. Compensia advises the Compensation Committee with respect to these executive compensation programs.

        Our Chief Executive Officer attends portions of the Compensation Committee's meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses our Chief Executive Officer's compensation package with him, but deliberates and makes decisions with respect to his compensation without him present and in consultation with its independent compensation consultant. The Board has delegated authority to our Chief Executive Officer to grant options and restricted stock units, within specified limits, to non-executive employees under specific circumstances, including prior review and approval from our vice president of human resources (or a delegate), subsequent review from our chief legal officer (or a delegate), and in certain circumstances subsequent approval from our Chairman of the Compensation Committee. Copies of approvals pursuant to this delegation of authority are periodically reviewed with the Compensation Committee.

    Role of Compensation Consultant

        The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so. Since 2006, the Compensation Committee has retained Compensia to advise it on executive compensation matters. In 2011, Compensia provided the Compensation Committee, as discussed in more detail below, with an analysis of the compensation practices of peer and other technology companies. Compensia also offered the Compensation Committee advice with respect to salary, bonus and equity compensation of executive officers, performance-based plans, the compensation-related terms of senior employment arrangements, and general information related to market trends and developments affecting compensation practices. Our Compensation Committee also sought Compensia's advice regarding the relationship between our Chief Executive Officer's compensation and the Company's performance. Compensia serves at the discretion of the Compensation Committee. Since 2008, Compensia also has advised Atmel's Corporate Governance and Nominating Committee with respect to the compensation of Atmel's Board of Directors. Although Compensia worked with management in carrying out its duties for the Compensation Committee and the Corporate Governance and Nominating Committee, Compensia is engaged by and reports to the Compensation Committee, and the Compensation Committee retains sole discretion to terminate Compensia and to determine its fees.

        In analyzing our executive compensation program for fiscal 2011, Compensia used data from a group of peer companies in the semiconductor industry (the "Core Peer Companies"), a group of companies in the high-tech industry identified as high growth and high performing (the "Broad High-Tech Peer Companies") and a group of other leading high-tech companies ("Other Leading Technology Companies"). The Core Peer Companies were selected on the basis of their financial and business similarities to Atmel and were approved by the Compensation Committee. The Broad High-Tech Peer Companies were selected on the basis that they offered reasonable comparisons for the Compensation Committee to further assess and evaluate the Company's performance, notwithstanding differences in their financial or business models; these Broad High-Tech Peer Companies were also approved by the Compensation Committee. The Other Leading Technology Companies were selected on the basis of their historically strong financial, operating or business performance, even though not directly comparable to the Company in size, focus or business models, and were also approved by the Compensation Committee. The Core Peer Companies and Broad High-Tech Peer Companies were referenced for compensation levels, philosophy and practices, while the Other Leading Technology Companies were referenced for compensation philosophy and practices, but not their pay levels. The companies included in these groups may change from year to year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information. Decisions to alter the companies included in these groups will be made by the Compensation Committee based on the advice of Compensia and the Compensation Committee's assessment of market indicators and other relevant information. For 2011, the Core Peer Companies, Broad High-Tech Peer Companies and Other Leading Technology Companies were:

  Core Peer Companies:

• Advanced Micro Devices, Inc.	• Marvell Technology Group Ltd.
• Altera Corporation	• Maxim Integrated Products, Inc.
• Analog Devices, Inc.	• Microchip Technology Incorporated
• Broadcom Corporation	• National Semiconductor Corporation*
• Cypress Semiconductor Corporation	• NVIDIA Corporation
• Fairchild Semiconductor International, Inc.	• ON Semiconductor Corporation
• Linear Technology Corporation	• Xilinx, Inc.
• LSI Corporation (LSI Logic)

*
Acquired by Texas Instruments Incorporated in September 2011

  Broad High-Tech Peer Companies:

• Adobe Systems Incorporated	• Nuance Communications, Inc.
• Juniper Networks, Inc.	• Salesforce.com, Inc.
• NetApp, Inc.	• VMware, Inc.

  Other Leading Technology Companies:

• Apple Inc.	• Intel Corporation
• Cisco Systems, Inc.	• Oracle Corporation
• Google Inc.	• Yahoo! Inc.

    Elements of Compensation

        Atmel's three primary compensation elements are: (i) base salary; (ii) incentive bonuses; and (iii) long-term incentives through equity awards. Each of these elements is considered a primary element of compensation because each is considered useful and necessary to meet one or more of the principal objectives of our compensation programs.

        The following secondary elements supplement our primary compensation program: (i) deferred compensation benefits; (ii) retirement benefits provided under a 401(k) plan or as typically provided in the country where our executive officers reside; and (iii) generally available benefit programs, such as life insurance, health care benefits and participation in our employee stock purchase plan, or ESPP. The above are considered secondary elements of Atmel's compensation program because they typically comprise a relatively small percentage of the total compensation of our executive officers and are generally set at levels such that they would not constitute a strong factor in attracting or retaining our executive officers.

        In addition, Atmel provides its executive officers with certain severance and other payments following a termination of employment, including in connection with a change of control.

        The Compensation Committee reviews the primary elements of our executive compensation program on an annual basis and reviews the other elements from time to time to ensure that compensation levels are consistent with both individual and Company performance and remain competitive. In setting compensation levels for a particular executive, the Compensation Committee consults with independent advisors and takes into consideration the proposed compensation package as a whole and each element individually, as well as the factors listed above in "Overview of Compensation Program and Philosophy."

        The Compensation Committee also considers the voting results on the stockholder advisory vote on executive compensation at each annual stockholder meeting. At the 2011 Annual Meeting of Stockholders, a high percentage of votes (95%) were cast in favor of the proposal, and, accordingly, the Compensation Committee did not make any specific changes to its general approach with respect to executive compensation based on these voting results. The Compensation Committee will continue to consider the results of future say-on-pay proposals when making executive compensation decisions and policies.

    Base Salary, Bonuses, and Equity Awards — Overview

        Atmel makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting, retaining and motivating executive talent. Bonuses also are paid in order to incentivize and reward the executives for achieving individual and corporate goals. The Compensation Committee determines each executive officer's target total annual cash compensation (salary and bonuses) on a yearly basis. The Compensation Committee also grants equity compensation to executive officers in order to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to achieve long-term stockholder value.

    Base Salary

        The following table sets forth the base salaries for our named executive officers in 2011:

Name and Title	Base Salary for 2011 ($)
Steven Laub President and Chief Executive Officer	755,000
Stephen Cumming Vice President, Finance and Chief Financial Officer	402,300*
Walt Lifsey Executive Vice President and Chief Operating Officer	500,000
Tsung-Ching Wu Executive Vice President, Office of the President	509,200
Robert Valiton Senior Vice President, General Manager	360,000**

*
In consultation with Compensia and following a review of the factors discussed above in "Overview of Compensation Program and Philosophy," the Compensation Committee increased the base salary of our Chief Financial Officer from $385,000 to $402,300 in September 2011.

**
In consultation with Compensia and following a review of the factors discussed above in "Overview of Compensation Program and Philosophy," the Compensation Committee increased the base salary of our Senior Vice President, General Manager from $350,000 to $360,000 in September 2011.

    Incentive Bonuses

        Payment of bonus amounts depends on the achievement of specified performance goals. In consultation with Compensia, the Compensation Committee adopted an executive bonus plan for fiscal year 2011 (the "2011 Bonus Plan"). The 2011 Bonus Plan is a cash incentive program designed to motivate participants to achieve Atmel's financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of Atmel's executive officers were eligible to participate in the 2011 Bonus Plan, with the exception of Jamie Samath, our Vice President, Corporate Controller, who

joined Atmel in October 2011 and Scott Wornow, our Senior Vice President, Chief Legal Officer, who joined Atmel in November 2010 and received a guaranteed fixed bonus for 2011. Target bonuses ranged from 50% to 160% of an executive officer's base salary, and the amount of the bonus actually paid to an executive officer was based on the achievement of (i) Company financial performance objectives tied to Atmel's annual revenue and non-GAAP operating profit percentage (as described below) as compared to the Company's annual operating plan, (ii) individual performance objectives approved by the Compensation Committee, (iii) for the executive officer who is also a business unit head, business unit objectives tied to the business unit's annual revenue and non-GAAP operating profit percentage, and (iv) for the executive officer who is also a sales executive, objectives tied to regional sales revenue. For measurement purposes, annual revenues are based on GAAP revenue results as reported in the Company's financial filings and press releases, including the Annual Report on Form 10-K. Non-GAAP operating profit percentages are adjusted from GAAP results to exclude the effect of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture related expenses, certain legal, accounting and related expenses, and other items approved by the Compensation Committee with the intent of helping to assess Atmel's operating results in a manner that is focused on the performance of its ongoing operations. Under the 2011 Bonus Plan, actual individual bonuses paid could range from zero to 200% of an individual's bonus target, depending upon the level of achievement of the various objectives described above. In the event that the Company did not achieve an annual non-GAAP operating profit (excluding the impact of the items mentioned above in the paragraph), no bonuses were to be paid under the executive bonus plan.

        For fiscal 2011, the Compensation Committee determined that it would be appropriate to continue to use different performance measures for different executives as follows:

  •
  For our Chief Executive Officer and other executive officers that were not business unit heads, the Compensation Committee chose two primary measures: (i) Atmel's financial objectives, which consisted of Atmel's revenue and non-GAAP operating profit percentage (weighted at 37.5% each); and (ii) individual performance objectives (weighted at 25%), which included strategic, profitability, operational, human resources and teamwork oriented objectives (except for our Chief Executive Officer, for whom the objectives included investor objectives rather than teamwork oriented objectives).

  •
  For the executive officer who is also a business unit head, the Compensation Committee chose three primary measures: (i) Atmel's financial objectives, which consisted of Atmel's revenue and non-GAAP operating profit percentage (weighted at 12.5% each); (ii) the business unit's financial objectives, which consisted of the business unit's revenue and non-GAAP operating profit percentage (weighted at 25% each); and (iii) individual performance objectives (weighted at 25%), which included strategic, profitability, operational, human resources and teamwork oriented objectives.

  •
  For the executive officer who is also a sales executive, the Compensation Committee chose two primary measures: (i) the regional sales revenue (weighted at 75%); and (ii) individual performance objectives (weighted at 25%), which included strategic, profitability, operational, human resources and teamwork oriented objectives.

        Achievement of each such factor is measured independently, and a threshold for each factor must be met for any credit to be given to that factor.

        The Compensation Committee set a minimum hurdle, target objective and maximum goals for revenue and operating profit percentage. The following percentages were applicable under the 2011 Bonus Plan: (i) for achieving the minimum hurdle, 2011 bonuses would be paid out at 75%; (ii) for achieving the target objective, 2011 bonuses would be paid out at 100%; and (iii) for achieving the maximum goals, 2011 bonuses would be paid out at 200%. Awards could be scaled by the Compensation Committee under the 2011 Bonus Plan, once the minimum hurdle was achieved, in a linear fashion. Atmel's target revenue objective for 2011 was $1,802 million, which was based on our stated goal of growing at a level at or above the growth level of the general semiconductor industry. The non-GAAP operating profit percentage objective for 2011 (which excluded the effect of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture related expenses, certain legal, accounting and related expenses, and other items approved by the Compensation Committee) was set at 21.3%, which represented significant improvement in the Company's operating results objective compared to 2010. The Compensation Committee retained discretion to modify the bonus that would otherwise be payable based on actual performance.

        In connection with its review, the Compensation Committee considered the Company's financial and operating results for 2011. A full discussion of those results and performance can be found in our 2011 Annual Report on Form 10-K. During 2011, our net revenues totaled $1,803 million, an increase of 10%, or $159 million from the $1,644 million in net revenues for the year ended December 31, 2010. Adjusting for the divestiture of the Company's Smart Card business that occurred at the end of the third quarter of 2010, our 2011 net revenues increased 15% from 2010. Revenues increased primarily due to stronger sales of our 8-bit and 32-bit microcontrollers, including our maXTouch microcontrollers. We continued to see significant adoption of our industry leading maXTouch microcontrollers throughout 2011, primarily for touchscreen applications for mobile phones, tablets, gaming and other consumer and industrial applications. Our Microcontroller segment revenues for 2011 increased 25% compared to revenues in that same segment for the year ended December 31, 2010. During 2011, our gross margin rose to 50.4% for the year ended December 31, 2011, compared to 44.3% for the year ended December 31, 2010. For the year ended December 31, 2011, the non-GAAP operating profit percentage was 3.1% above the target set by the Compensation Committee.

        Following review of the Company's financial and operating performance for 2011, and the other factors discussed above in "Overview of Compensation Program and Philosophy," the Compensation Committee concluded that the Company exceeded the target objectives as prescribed by the 2011 Bonus Plan. The Compensation Committee believes that the bonuses awarded were appropriate given strong corporate performance, the achievement of individual performance objectives as approved by the Chief Executive Officer (with the Chief Executive Officer's objectives approved by the Compensation Committee) and the Compensation Committee's review of competitive pay practices and prevailing market conditions. Approved awards for the named executive officers are listed below:

Name	Fiscal 2011 Bonus Awards ($)
Steven Laub	1,605,294
Stephen Cumming	407,574
Walt Lifsey	516,554
Tsung-Ching Wu	526,059
Robert Valiton	307,660

    Long-Term Incentive Compensation

        Atmel provides long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years, as well as performance shares, which are restricted stock units that vest upon the achievement of performance goals. Atmel's equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to achieve long-term stockholder value. The equity compensation program also is designed to attract, retain and motivate highly talented executives.

        Equity-based incentives are granted to our executive officers under Atmel's stockholder-approved 2005 Stock Plan. Pursuant to Atmel's equity compensation granting policy, grants to executive officers are approved either during scheduled meetings or by unanimous written consent of the Compensation

Committee effective, in the case of a written consent, upon the date the last signature of a member of the Compensation Committee is obtained. Options are priced (the "Pricing Date") on the 15th day of the month on or after the approval date, or the next trading day if the market is not open on the 15th day of the month (for example, stock options approved between October 16 and November 15 would have a Pricing Date of November 15). Restricted stock units and performance share grants are generally effective on the 15th day of the middle month of the calendar quarter in which the approval date occurs. All options have a per share exercise price equal to the closing price of Atmel's common stock on the Pricing Date.

        Our Compensation Committee regularly monitors the environment in which Atmel operates and makes changes to our equity compensation program to help us meet our compensation objectives, including achieving long-term stockholder value. Atmel grants stock options and restricted stock units because they can be effective tools for meeting Atmel's compensation goal of increasing long-term stockholder value by tying the value of executive officer rewards to Atmel's future stock price performance. Employees are able to profit from stock options only if Atmel's stock price increases in value over the stock option's exercise price. Restricted stock units also provide significant incentives tied to stock price appreciation, as well as incentives for the executives to remain employed with Atmel. Atmel believes that stock options and restricted stock units provide effective incentives to executives to achieve increases in the value of Atmel's stock. Pursuant to our 2005 Stock Plan, each share subject to restricted stock, restricted stock units (including performance shares), and stock purchase rights granted prior to May 18, 2011 is counted as one and 78/100 (1.78) shares against the shares available for grant under the 2005 Stock Plan, and each share subject to restricted stock, restricted stock units (including performance shares), and stock purchase rights granted on or after May 18, 2011 is counted as one and 61/100 (1.61) shares against the shares available for grant under the 2005 Stock Plan.

        In May 2011, our Compensation Committee made a final determination regarding the achievement of the performance metric criteria under the performance restricted stock unit awards approved in fiscal 2008. Based on its review of the performance metric criteria, the advice of its independent compensation consultant and other relevant and appropriate matters, the Compensation Committee approved the full vesting of the performance restricted stock unit awards approved in fiscal 2008 for participants, including executive officers, who have participated in four full quarterly performance periods since April 1, 2010 or otherwise deemed eligible by the Compensation Committee. Based on this, the Company issued the maximum number of shares (representing 8.5 million shares) allocated under Atmel's performance restricted stock unit awards program approved in fiscal 2008.

        In May 2011, our Compensation Committee approved the Atmel 2011 Long-Term Performance-Based Incentive Plan (the "2011 Plan") to be administered under the 2005 Stock Plan. The 2011 Plan provides for the grant of restricted stock units to Company participants, including executive officers. Restricted stock units will be credited to participants during the term of the 2011 Plan, subject to the satisfaction of applicable performance metrics (as described below). The performance periods for the 2011 Plan run from January 1, 2011 through December 31, 2013, consisting of three one year performance periods (2011, 2012 and 2013) and a three year cumulative performance period. Awards will be credited to participants, up to target levels, in each of 2011, 2012 and 2013 to the extent that the performance metrics for those periods are satisfied. A "true-up" calculation will also be made at the end of the three year cumulative period; to the extent the performance metrics for the three year cumulative period are satisfied, participants will be credited with additional awards under the 2011 Plan and may also recapture awards from prior years that had not been earlier credited. Shares underlying the restricted stock units will not vest, or be released to participants, until a final determination is made by the Compensation Committee regarding the satisfaction of the performance metrics for the three year cumulative period (which is expected in early 2014), except, as determined by the Compensation Committee, in the event of a change of control (as such term is defined in the 2011 Plan), death or disability (as such term is defined in the 2011 Plan) of a participant. Participants are required to remain employees of, or service providers to, the Company through the date on which the Compensation Committee makes a final determination under the 2011 Plan with respect to the satisfaction of the performance metrics for the three year cumulative performance period. In general, no shares will vest for any participant until a participant has been an employee of, or a service provider to, the Company for 24 months, which has been specifically designed by our Compensation Committee as a retention tool. For participants who began participating in the 2011 Plan after June 1, 2011, awards may be pro rated to reflect the actual time a participant has been an employee of, or a service provider to, the Company. New participants may be added to the 2011 Plan following the beginning of the performance period at any time prior to, but not after, March 31, 2013.

        The 2011 Plan requires that the Company achieve a pro forma operating margin (as defined in the 2011 Plan) of at least 20% for each applicable performance period, subject, in the event of a decline in operating margins of general applicability to the industry, to an adjustment, by the Compensation Committee, of that pro forma operating margin in a manner consistent with the overall decline in operating margins reviewed by the Compensation Committee. If the Company achieves the requisite pro forma operating margin, awards will be credited to participants based on the relative revenue growth of the Company compared to a semiconductor peer group or the microcontroller revenue growth of a peer group consisting of microcontroller companies, as each peer group is established by the Compensation Committee. Participants receive the award that is higher when comparing the two designated peer groups. These peer groups may differ from the Core Peer Companies described above. As of March 15, 2011, the semiconductor peer group was comprised of 21 semiconductor companies and the microcontroller peer group was comprised of nine microcontroller companies. The Compensation Committee will evaluate the Company's relative performance against each of the designated peer groups, with participants being credited the highest percentage award determined by rankings within those peer groups; so, for example, if performance under the semiconductor peer group would not entitle participants to their award for the applicable performance period, but performance under the microcontroller peer group would entitle participants to 50% of their award, then, in that case, participants would be entitled to receive 50% of their respective award. For each of the semiconductor and microcontroller peer groups, the 2011 Plan establishes percentile rankings for a minimum hurdle, target objective and maximum goal levels. If the Company performs at a level above the minimum hurdle (i.e., the Company's performance is better than 50% of the companies in the semiconductor peer group or 50% of the companies in the microcontroller peer group) for any of the annual performance periods with respect to either of the designated peer groups, participants will be credited with a percentage of their award attributable to that annual performance period, scaling to 50% of their award if the Company ranks at or above the target objective level. If the Company performs at a level above the minimum hurdle (i.e., the Company's performance is better than 50% of the companies in the semiconductor peer group or 50% of the companies in the microcontroller peer group) for the three year cumulative performance period with respect to either of the designated peer groups, participants will be credited with a percentage of their award (to the extent participants have not been credited with 50% of their award in respect of the three annual performance periods), scaling to 50% of their award if the Company ranks at the target objective level. If the Company performs at a level above the target objective for the three year cumulative performance period with respect to either of the designated peer groups, participants will be credited with a percentage of their award, scaling to 100%, if the Company ranks at or above the maximum goal levels for the three year cumulative performance period.

        A restricted stock unit award agreement was delivered to each executive officer under the 2011 Plan, which sets forth the award of restricted stock units to the executive officer. Each agreement equally divides the total number of restricted stock units subject to the agreement into annual performance shares (as such term is defined in the 2011 Plan) and true up performance shares (as such term is defined in the 2011 Plan). The total annual performance shares are allocated equally over each one year performance period. With respect to participant's who have change of control protection under their agreement, their true up performance shares are allocated equally over each one year performance period solely for purposes of determining the number of shares credited in the event of a change of control. The grants to the named executive officers are set forth below in the table entitled "Grants of Plan-Based Awards in 2011." Executive officers receive change of control protection under their agreement, such that: (i) all annual performance shares that have been credited or entitled to be credited through a change of control based on the Company's actual performance through the most recently completed year prior to the change of control will vest and be released, (ii) a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the change of control occurs will vest and be released, and (iii) all true up performance shares and all remaining annual performance shares for years completed prior to the change of control will vest and be released based on the Company's actual performance through the most recently completed year prior to the change of control. Any remaining annual performance shares and true up performance shares that are not so vested and released will be converted into time based shares, vesting quarterly through December 31, 2013. For a termination without cause, resignation for good reason or termination due to death or disability in connection with a change of control, all annual performance shares and true up performance shares which have been or would have been, but for the executive officer's termination prior to the date of the change of control, converted to time based shares upon the change of control will immediately vest, such that all shares awarded under the 2011 Plan will become fully vested upon such termination. Executive officers also receive death and disability protection under their agreement, such that the executive officer (or the executive officer's estate) may be entitled to receive all annual performance shares credited or entitled to be credited through the date of death or disability and a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the death or disability occurs. Any remaining annual performance shares and true up performance shares for that executive officer will be forfeited. In addition, the restricted stock unit award agreement under the 2011 Plan to the Company's Chief Executive Officer incorporates certain terms and definitions under his employment agreement as described further below under the section entitled "Potential Payments Upon Termination or Change of Control."

        For financial statement purposes, Atmel recognizes stock-based compensation expense for restricted stock unit awards subject to performance metric criteria when management believes it is probable that the Company will achieve the performance metric criteria. We recorded total stock-based compensation expense related to the performance restricted stock unit awards approved in 2008 of $6.5 million, $24.8 million and $0.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. For 2011, the Company recorded a stock-based compensation expense of $24.8 million, reflecting a decrease from the amount expensed in 2010 as the Company issued in May 2011 the maximum number of shares (representing 8.5 million shares) allocated under Atmel's performance restricted stock unit awards program approved in 2008. We also recorded total stock-based compensation expense of $7.5 million for the year ended December 13, 2011 related to the performance restricted stock unit awards under the 2011 Plan, which was approved in May 2011.

        The number of options or restricted stock units our Compensation Committee grants to each executive and the vesting schedule for each grant is determined based on the factors discussed above in "Overview of Compensation Program and Philosophy." While the retention value of unvested equity awards is a factor in award determination, total potential equity ownership levels are not otherwise a factor.

        In September 2011, in consultation with Compensia and following review of the factors discussed above in "Overview of Compensation Program and Philosophy," the Compensation Committee granted restricted stock units to Atmel's executive officers and other Company employees. These grants to the named executive officers are set forth below in the table entitled "Grants of Plan-Based Awards in 2011" and vest quarterly over four years.

    Other Benefit Programs

  Severance/Change of Control Benefits

        In fiscal 2008, in consultation with Compensia, the Compensation Committee reviewed Atmel's severance and change of control policies for executive officers and adopted the Change of Control and Severance Plan, which applies to Atmel's executive officers (other than our Chief Executive Officer). The Change of Control and Severance Plan provides, among other things as more fully described below, for certain payments to be made upon an executive officer's termination without "cause," or resignation for "good reason," in each case in connection with a "change of control," as such terms are defined in the plan. Other payments may be made in the event of terminations without cause or due to death or disability that are unrelated to a change of control. The payments that may be made pursuant to the Change of Control and Severance Plan are described further below under the section entitled "Potential Payments Upon Termination or Change of Control." The Compensation Committee believes that adoption of the Change of Control and Severance Plan was in the best interests of Atmel's stockholders and helps ensure the continued dedication and performance of Atmel's officers.

  Executive Deferred Compensation Plan

        The Atmel Executive Deferred Compensation Plan (the "EDCP") is a non-qualified U.S. deferred compensation plan allowing certain employees to defer a portion of their salary and bonus, thereby allowing the participating employee to defer taxation on such amounts. Participants are credited with deemed investment returns based on the allocation of their account balances among a range of mutual funds available for the deemed investment of amounts credited under the EDCP. Participants remain general creditors of Atmel. Distributions from the plan generally commence in the quarter following a participant's retirement or termination of employment. Atmel accounts for the EDCP in accordance with Accounting Standards Codification 710 ("ASC 710"). In accordance with ASC 710, the liability associated with the other diversified assets is being marked to market with the offset being recorded as compensation expense, primarily selling, general and administrative expense, to the extent there is an increase in the value, or a reduction of operating expense, primarily selling, general and administrative expense, to the extent there is a decrease in value. The other diversified assets are marked to market with the offset being recorded as other income (expense), net.

        The EDCP is offered to higher level U.S. employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Tax Deferred Savings Plan (the "401(k) Plan"). Further, Atmel offers the EDCP as a competitive practice to enable it to attract and retain top talent. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefit provided by the EDCP is not typically taken into account in determining an executive's overall compensation package for a particular year.

  Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

        In addition to the EDCP, Atmel maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Atmel does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries other than the United States for legal or competitive reasons.

        In 2011, executive officers were eligible to receive health care coverage that is generally available to other Atmel employees. In addition, Atmel offers a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

        The 401(k) Plan and other generally available benefit programs are intended to allow Atmel to remain competitive in retaining employee talent, and Atmel believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Atmel. The main objectives of Atmel's benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive's total compensation or equity award package.

    Stock Ownership Guidelines and Certain Trading Restrictions

        Pursuant to our Corporate Governance Principles, stock ownership for our directors and executive officers is encouraged. As more fully described in the section entitled "Standard Director Compensation Arrangements," in 2011, our Board enacted mandatory stock ownership guidelines for directors. In addition, our executive officers and certain other individuals subject to our Insider Trading Policy are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative transactions with respect to Atmel's securities. This prohibition extends to hedging or similar transactions designed to decrease the risks associated with holding Atmel securities.

    Accounting and Tax Considerations

        Atmel has considered the potential impacts of the excise taxes under Sections 280G and 409A of the Code and has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to these Sections. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of Atmel that exceeds certain limits, and that Atmel or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives "deferred compensation" that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Atmel structured the EDCP and structures its equity awards and other compensation programs in a manner intended to comply with the applicable Section 409A requirements.

        In determining which elements of compensation are to be paid, and how they are weighted, Atmel also takes into account whether a particular form of compensation will be considered "performance-based" compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Atmel generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. To the extent that the aspects of a performance-based compensation plan are adjusted in the discretion of the Compensation Committee, the exercise of that form of discretion, notwithstanding that the exercise of such discretion is expressly permitted by the terms of a plan, may result in that compensation not being deductible. The Compensation Committee has retained the discretion to implement the 2011 Plan and other compensation plans in a manner that the Compensation Committee believes most effectively achieves the objectives of the Company's compensation philosophies as described above. If that discretion is exercised, it may result in the non-deductibility of executive compensation in excess of $1 million during any fiscal year.

        We adopted Accounting Standards Codification 718 ("ASC 718") effective January 1, 2006. ASC 718 requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest will be recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2011 required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Jack L. Saltich (Chairman) Charles Carinalli Papken Der Torossian David Sugishita

Compensation Practices and Risk

        Our Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

  •
  Our use of different types of compensation vehicles provides a balance of long and short-term incentives with fixed and variable components.

  •
  We grant equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values.

  •
  The metrics used to determine the amount of an executive's bonus under the 2011 Bonus Plan included Company-wide metrics, and for certain employees, business unit-wide metrics, which we believe promote long-term value. In addition, a participant's overall bonus cannot exceed two times the target amount, no matter how much financial performance exceeds the metrics established at the beginning of the year.

  •
  Our Compensation Committee retains discretion to modify or to eliminate incentive bonuses that would otherwise be payable based on actual financial performance under our 2011 Bonus Plan.

  •
  Our system of internal control over financial reporting, standards of business conduct, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our 2011 Bonus Plan.

        The Company's management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time to time to ensure that compensation levels remain competitive.

 Summary Compensation Table

        The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2011 (our "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven Laub	2011	743,385	—	15,572,704	—	1,605,294	20,487	17,941,870
President and Chief	2010	742,223	500(5)	17,769,000	—	1,887,500	18,255	20,417,478
Executive Officer	2009	686,760	—	4,800,738	1,359,020	790,391	18,823	7,655,732
Stephen Cumming	2011	390,456	—	2,538,368	—	407,574	18,601	3,354,999
Vice President, Finance and	2010	353,859	500(5)	2,572,950	—	541,406	16,002	3,484,717
Chief Financial Officer	2009	319,871	—	579,430	172,324	193,200	16,346	1,281,171
Walt Lifsey	2011	500,000	—	3,052,672	—	516,554	16,461	4,085,687
Executive Vice President	2010	499,462	500(5)	3,185,200	—	726,563	13,790	4,425,515
and Chief Operating Officer	2009	468,365	10,000(6)	1,282,604	360,201	328,125	13,247	2,462,542
Tsung-Ching Wu	2011	509,200	200(7)	3,052,672	—	526,059	25,012	4,113,143
Executive Vice President,	2010	508,652	1,786(8)	3,185,200	—	692,194	22,451	4,410,283
Office of the President	2009	476,983	—	1,274,032	360,201	310,294	20,762	2,442,272
Robert Valiton(9)	2011	343,292	—	2,623,936	—	307,660	18,749	3,293,637
Senior Vice President, General Manager

(1)
Stock awards consist only of restricted stock units. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead the dollar value of the awards shown in this column is the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board ("FASB") ASC 718 for the years ended December 31, 2009, 2010 and 2011, excluding any estimate of future forfeitures related to service-based vesting conditions for restricted stock units. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2011 Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(2)
Option awards consist only of stock options. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead the dollar value of the awards shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC 718 for the years ended December 31, 2009, 2010 and 2011, excluding any estimate of future forfeitures related to service-based vesting conditions for stock options. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2011 Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
The amounts under Non-Equity Incentive Plan Compensation reflect bonuses granted pursuant to the executive bonus plans adopted by the Compensation Committee (i) on March 29, 2011 and amended on June 2, 2011 (the "2011 Bonus Plan"), (ii) on April 22, 2010 (the "2010 Bonus Plan") and (iii) on May 28, 2009 (the "2009 Bonus Plan"). Amounts paid under the 2011 Bonus Plan, the 2010 Bonus Plan and the 2009 Bonus Plan were paid in fiscal 2012, fiscal 2011 and fiscal 2010, respectively. The amounts paid under the 2011 Bonus Plan, the 2010 Bonus Plan and the 2009 Bonus Plan were paid in cash. For more information regarding the 2011 Bonus Plan, see "Grants of Plan-Based Awards in 2011" below.

(4)
The value and components of perquisites and other personal benefits for each of the named executive officers for fiscal 2011 are set forth below in the "All Other Compensation for Fiscal Year 2011" table.

(5)
Represents a Company performance award paid to all employees in November 2010.

(6)
Represents a bonus paid in recognition for performance on a corporate project.

(7)
Represents a bonus paid in connection with a patent award.

(8)
Represents $1,286 paid in connection with a patent award and $500 paid in connection with a Company performance award paid to all employees in November 2010.

(9)
In March 2011, Mr. Valiton was promoted to the position of Senior Vice President, General Manager and became an executive officer of the Company.

    All Other Compensation for Fiscal Year 2011

Name	Health Insurance ($)	Life Insurance ($)	Short Term Disability Insurance ($)	Long Term Disability Insurance ($)	Company Match 401(k) Contribution ($)	Other ($)(1)	Total ($)
Steven Laub	11,907	1,380	321	459	4,000	2,420	20,487
Stephen Cumming	11,907	1,110	321	459	4,000	804	18,601
Walt Lifsey	7,881	1,380	321	459	4,000	2,420	16,461
Tsung-Ching Wu	11,907	1,380	321	459	4,000	6,945	25,012
Robert Valiton	11,907	994	321	459	4,000	1,068	18,749

(1)
Premium for excess group term life insurance.

        See the section entitled "Base Salary" in the Compensation Discussion and Analysis included in this Proxy Statement for a description of the actions taken by the Compensation Committee with respect to the salary of our Chief Financial Officer and our Senior Vice President, General Manager for fiscal 2011.

        For a description of the Company's process for determining the payment of non-equity incentive compensation to our executive officers, please see the section entitled "Incentive Bonuses" in the Compensation Discussion and Analysis included in this Proxy Statement.

        For a description of the Company's practices with respect to perquisites and personal benefits provided to our executive officers, please see the section entitled "Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs" in the Compensation Discussion and Analysis included in this Proxy Statement.

        From time to time, we enter into agreements with our executive officers. For a description of the material terms of employment agreements and severance and change of control arrangements with our named executive officers, please see the section entitled "Potential Payments Upon Termination or Change of Control" included in this Proxy Statement.

Grants of Plan-Based Awards in 2011

        The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2011 under any plan.

								All Other Stock Awards:
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
								Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Laub	—	0	1,208,000	2,416,000	—	—	—	—	—
	5/23/2011	—	—	—	0	400,000	800,000	—	11,200,000
	9/20/2011	—	—	—	—	—	—	433,800(3)	4,372,704
Stephen Cumming	—	0	321,840	643,680	—	—	—	—	—
	5/23/2011	—	—	—	0	57,500	115,000	—	1,610,000
	9/20/2011	—	—	—	—	—	—	92,100(3)	928,368
Walt Lifsey	—	0	400,000	800,000	—	—	—	—	—
	5/23/2011	—	—	—	0	70,000	140,000	—	1,960,000
	9/20/2011	—	—	—	—	—	—	108,400(3)	1,092,672
Tsung-Ching Wu	—	0	407,360	814,720	—	—	—	—	—
	5/23/2011	—	—	—	0	70,000	140,000	—	1,960,000
	9/20/2011	—	—	—	—	—	—	108,400(3)	1,092,672
Robert Valiton	—	0	252,000	504,000	—	—	—	—	—
	5/23/2011	—	—	—	0	62,500	125,000	—	1,750,000
	9/20/2011	—	—	—	—	—	—	86,700(3)	873,936

(1)
Reflects the minimum, target and maximum payment amounts that named executive officers may receive under the 2011 Bonus Plan, depending on performance against the metrics described in further detail in the "Compensation Discussion and Analysis — Incentive Bonuses" section above. The amounts range from zero (if the minimum level for financial performance and individual goals are not achieved) to a cap based on a certain percentage of the individual's bonus target. The actual payout is determined by the Compensation Committee by multiplying (a) the percentage completion of the executive's goals by (b) the sum of the amounts calculated by applying the multipliers of the performance objectives to the performance objectives. Payouts under the 2011 Bonus Plan may be zero depending on Atmel's performance against the Company and business unit performance objectives and the executive's performance against individual performance objectives. Based on the parameters of the 2011 Bonus Plan, payouts are determined by the Compensation Committee. The applicable cap for each of the named executive officers was 200% of the individual's bonus target. The actual bonus amounts were determined by the Compensation Committee in March 2012 and are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table." For each named executive officer, the amounts were paid as a cash bonus during fiscal 2012, as follows:

Fiscal 2011 Bonus Awards ($)
Steven Laub	1,605,294
Stephen Cumming	407,574
Walt Lifsey	516,554
Tsung-Ching Wu	526,059
Robert Valiton	307,660
(2)
Reflects the minimum, target and maximum share amounts that named executive officers may receive under the 2011 Plan to be administered under the 2005 Stock Plan, depending on performance against the metrics described in further detail in the "Compensation Discussion and Analysis — Long-Term Incentive Compensation" section above. The amounts range from zero (if performance above the minimum level is not achieved) to fifty percent (50%) of the maximum amount (if performance at or above the target level is achieved) to one hundred percent (100%) of the maximum amount (if performance at the maximum level is achieved), with increasing amounts of performance between the minimum level and maximum level for performance resulting in increased shares received. The actual payout, if any, will be determined by the Compensation Committee.

(3)
Reflects restricted stock units granted pursuant to the 2005 Stock Plan. Each restricted stock unit represents a contingent right to receive one share of Atmel's common stock. 6.25% vest each quarter such that 100% of the shares will be fully vested on August 15, 2015.

(4)
Reflects the grant date fair value of each equity award computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2011 Annual Report on Form 10-K filed with the SEC on February 28, 2012. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(5)
Reflects the grant date fair value of the awards granted on May 23, 2011 to the named executive officers assuming achievement at the maximum level under the 2011 Plan. Assuming achievement at the target level under the 2011 Plan, the grant date fair value of the awards granted on May 23, 2011 would be as follows: Mr. Laub: $5,600,000, Mr. Cumming: $805,000, Mr. Lifsey: $980,000, Mr. Wu: $980,000 and Mr. Valiton: $875,000.

Outstanding Equity Awards at 2011 Fiscal Year End

        The following table presents information concerning unexercised options and stock that had not vested as of the end of fiscal 2011 for each named executive officer.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
							Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
						Number of Shares or Units of Stock That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options (#)
				Option Exercise Price ($)
	Grant Date(1)				Option Expiration Date
Name		Exercisable	Unexercisable
Steven Laub	8/7/06(5)	360,388	—	4.89	8/7/16	—	—	—	—
	2/15/08(6)	781,020	—	3.32	2/15/18	—	—	—	—
	8/15/08(7)	250,833	143,333	4.20	8/15/18	—	—	—	—
	8/15/08	—	—	—	—	107,500(8)	870,750	—	—
	9/14/09	—	—	—	—	439,557(9)	3,560,412	—	—
	9/15/09(7)	173,382	260,073	4.43	9/15/19	—	—	—	—
	9/2/10	—	—	—	—	618,750(9)	5,011,875	—	—
	12/30/10	—	—	—	—	1,000,000(10)	8,100,000	—	—
	5/23/11	—	—	—	—	—	—	800,000	6,480,000
	9/20/11	—	—	—	—	406,687(9)	3,294,165	—	—
Stephen Cumming	7/15/08(5)	117,160	58,333	3.32	7/15/18	—	—	—	—
	8/15/08	—	—	—	—	7,500(8)	60,750	—	—
	9/14/09	—	—	—	—	52,923(9)	428,676	—	—
	9/15/09(7)	17,274	32,977	4.43	9/15/19	—	—	—	—
	9/2/10	—	—	—	—	103,125(9)	835,313	—	—
	12/30/10	—	—	—	—	135,000(10)	1,093,500	—	—
	5/23/11	—	—	—	—	—	—	115,000	931,500
	9/20/11	—	—	—	—	86,344(9)	699,386	—	—

	Option Awards					Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
							Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
						Number of Shares or Units of Stock That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options (#)
				Option Exercise Price ($)
	Grant Date(1)				Option Expiration Date
Name		Exercisable	Unexercisable
Walt Lifsey	2/15/08(7)	5,208	5,208	3.32	2/15/18	—	—	—	—
	2/15/08	—	—	—	—	15,000(8)	121,500	—	—
	8/15/08(7)	4,167	16,667	4.20	8/15/18	—	—	—	—
	8/15/08	—	—	—	—	37,500(8)	303,750	—	—
	9/14/09	—	—	—	—	110,623(9)	896,046	—	—
	9/15/09(7)	6,565	68,931	4.43	9/15/19	—	—	—	—
	9/2/10	—	—	—	—	137,500(9)	1,113,750	—	—
	12/30/10	—	—	—	—	160,000(10)	1,296,000	—	—
	5/23/11	—	—	—	—	—	—	140,000	1,134,000
	9/20/11	—	—	—	—	101,625(9)	823,163	—	—
Tsung-Ching Wu	9/6/06(7)	143,739	—	5.73	9/6/16	—	—	—	—
	8/15/07(7)	278,903	—	4.74	8/15/17	—	—	—	—
	8/15/08(7)	83,333	16,667	4.20	8/15/18	—	—	—	—
	8/15/08	—	—	—	—	37,500(8)	303,750	—	—
	9/14/09	—	—	—	—	110,623(9)	896,046	—	—
	9/15/09(7)	88,626	68,931	4.43	9/15/19	—	—	—	—
	9/2/10	—	—	—	—	137,500(9)	1,113,750	—	—
	12/30/10	—	—	—	—	160,000(10)	1,296,000	—	—
	5/23/11	—	—	—	—	—	—	140,000	1,134,000
	9/20/11	—	—	—	—	101,625(9)	823,163	—	—
Robert Valiton	8/15/08	—	—	—	—	23,437(8)	189,840	—	—
	8/15/08(7)	16,927	10,417	4.20	8/15/18	—	—	—	—
	12/19/08	—	—	—	—	6,250(11)	50,625	—	—
	8/28/09(7)	36,961	66,666	4.23	5/14/17	—	—	—	—
	8/28/09	—	—	—	—	33,456(9)	270,994	—	—
	8/28/09	—	—	—	—	1,543(9)	12,498	—	—
	9/14/09	—	—	—	—	35,282(9)	285,784	—	—
	9/15/09(7)	12,182	21,984	4.43	9/15/19	—	—	—	—
	9/2/10	—	—	—	—	75,625(9)	612,563	—	—
	12/30/10	—	—	—	—	125,000(10)	1,012,500	—	—
	5/23/11	—	—	—	—	—	—	125,000	1,012,500
	9/20/11	—	—	—	—	81,281(9)	658,376	—	—

(1)
In each case, vesting is subject to the named executive officer being a service provider, as defined in the 2005 Stock Plan, on the applicable vesting date.

(2)
Market value of unvested restricted stock units based on the closing price of our common stock on the NASDAQ Global Select Market of $8.10 per share on December 30, 2011, the last business day of fiscal 2011.

(3)
Reflects share amounts that named executive officers may receive under the 2011 Plan (administered under the 2005 Stock Plan), depending on performance against the metrics described in further detail in the "Compensation Discussion and Analysis — Long-Term Incentive Compensation" section above. The amounts range from zero (if performance above the minimum level is not achieved) to fifty percent (50%) of the maximum amount (if performance at or above the target level is achieved) to one hundred percent (100%) of the maximum amount (if performance at the maximum level is achieved), with increasing amounts of performance between the minimum level and maximum level for performance resulting in increased shares received. The actual payout, if any, will be determined by the Compensation Committee.

(4)
The payout value reported in this column reflects the market value of the maximum number of shares that would potentially be awarded depending on performance against the metrics described in further detail in the "Compensation Discussion and Analysis — Long-Term Incentive Compensation" section above. Assuming achievement at the target level under the 2011 Plan, the payout value reflecting the market value of the target number of shares would be as follows: Mr. Laub: $3,240,000, Mr. Cumming: $465,750, Mr. Lifsey: $567,000, Mr. Wu: $567,000 and Mr. Valiton: $506,250. The payout value is based on the closing price of our common stock on the NASDAQ Global Select Market of $8.10 per share on December 30, 2011. These amounts do not correspond to the actual value that will be recognized by the named executive officers, if any.

(5)
This option vests 25% on the first anniversary of the grant date and then 2.0833% per month thereafter.

(6)
This option vested as to 12.5% of the shares on February 15, 2008 and the remaining shares vested monthly thereafter, such that 100% of the shares subject to the option became fully vested on August 15, 2011.

(7)
This option vests 2.0833% per month until fully vested.

(8)
These restricted stock units vest 25% annually over the first four anniversaries of the date of grant.

(9)
These restricted stock units vest 6.25% per quarter until fully vested.

(10)
These restricted stock units vest 20% on November 15, 2012, 30% on November 15, 2013 and 50% on November 15, 2014.

(11)
These restricted stock units vest 25% on each of November 15, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested at 2011 Fiscal Year End

        The following table provides information with respect to option exercises and stock vested during fiscal 2011 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Steven Laub	866,209	9,465,522	2,875,992	38,793,542
Stephen Cumming	79,703	964,003	455,998	6,255,571
Walt Lifsey	158,446	1,512,000	672,488	9,148,913
Tsung-Ching Wu	473,191	3,761,735	657,488	8,910,113
Robert Valiton	60,000	712,234	437,267	5,913,761

(1)
Market value of underlying shares on date of exercise based on the closing price of our common stock on the NASDAQ Global Select Market on the dates of exercise, minus the exercise price.

(2)
Market value of shares on date of vesting based on the closing price of our common stock on the NASDAQ Global Select Market on the dates of vesting, provided that if the date or dates of vesting do not fall on a trading day then the market value of shares is based on the average of the closing price of our common stock on the NASDAQ Global Select Market on the immediately following and preceding trading days.

 Potential Payments Upon Termination or Change of Control

    2005 Stock Plan

        Pursuant to the terms of the 2005 Stock Plan, in the event of a merger of the Company into another corporation or the sale of substantially all of the assets of the Company, each outstanding award shall be assumed, or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares that would not otherwise be vested or exercisable. In addition, all restrictions on restricted stock will lapse, and, all performance goals or other vesting criteria will be deemed achieved at target level, with respect to restricted stock units.

        The following table sets forth the estimated benefit to the named executive officers in the event a successor corporation had refused to assume or substitute for the named executive officer's outstanding equity awards, assuming the date of the triggering event was December 30, 2011.

Name	Estimated Benefits ($)(1)
Steven Laub	28,830,668
Stephen Cumming	4,448,983
Walt Lifsey	6,031,081
Tsung-Ching Wu	5,884,687
Robert Valiton	4,484,984

(1)
Based on the aggregate market value of unvested option grants and restricted stock units and assuming that the triggering event took place on the last business day of fiscal 2011 (December 30, 2011), and the price per share of Atmel's common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.10). Aggregate market value for options is computed by multiplying (i) the difference between $8.10 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 30, 2011. Aggregate market value for restricted stock units is computed by multiplying (i) $8.10 by (ii) the number of shares underlying unvested restricted stock units at December 30, 2011. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

    Employment Agreement with Steven Laub and Performance-Based Restricted Stock Unit Award

        In connection with Mr. Laub's appointment in August 2006 as President and Chief Executive Officer of the Company, Mr. Laub entered into an employment agreement with the Company dated as of August 6, 2006, as amended on March 13, 2007. On December 30, 2008, Mr. Laub entered into an amended and restated employment agreement with the Company, which was further amended and restated effective as of May 31, 2009 and amended again effective as of October 25, 2011 (as amended, the "Employment Agreement"). The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub (subject to Mr. Laub's compliance with certain covenants, including a covenant not to compete with Atmel for a prescribed period) in the event that he is terminated without "cause" or that he resigns for "good reason," including in connection with a "change of control," as each such term is defined in the Employment Agreement.

        Effect of Termination under Employment Agreement.    If Mr. Laub's employment is terminated by the Company without cause or his employment terminates due to death or disability, or Mr. Laub resigns for good reason, and such termination, death, disability or resignation is not in connection with a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for twenty-four (24) months and (B) one hundred percent (100%) of his target annual incentive; (ii) twelve (12) months of accelerated vesting with respect to his outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on May 23, 2011, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting in connection with certain terminations of employment); and (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel's health plans for up to eighteen (18) months, payable when such premiums are due; provided that, to the extent any such payment would be considered "deferred compensation" under Section 409A of the Code, such payment shall be deferred until the date that is six months and a day after termination of employment.

        If Mr. Laub's employment is terminated by the Company without cause or his employment terminates due to death or disability, or Mr. Laub resigns for good reason, in each case within three (3) months prior to or eighteen (18) months following a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for thirty-six (36) months and (B) three hundred percent (300%) of his target annual incentive; (ii) accelerated vesting with respect to one hundred percent (100%) of his then outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on May 23, 2011, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control); (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel's health plans for up to eighteen (18) months, payable when such premiums are due; and (iv) transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the change of control; provided that, to the extent any such payment would be considered "deferred compensation" under Section 409A of the Code, such payment shall be deferred until the date that is six months and a day after termination of employment.

        Effect of Change of Control and/or Termination on Performance-Based Restricted Stock Unit Award.    The award agreement used for Mr. Laub in connection with his award of performance-based restricted stock units under the 2011 Plan was based on the performance-based restricted stock unit award agreement used for other executive officers, but incorporates several specific terms and definitions from Mr. Laub's Employment Agreement to make the performance-based restricted stock unit agreement consistent with his existing terms of employment: termination without "cause," termination for "good reason" and termination in connection with a "change of control." Toward that end, the following paragraphs describe the vesting of Mr. Laub's performance-based restricted stock units that would occur under specified events:

  •
  Effect of change of control on performance-based restricted stock unit award without a termination of Mr. Laub's employment.  Upon a change of control without a termination, the following applies (which is consistent with the protections provided to the other named executive officers): (i) all annual performance shares that have been credited or entitled to be credited through a change of control based on the Company's actual performance through the most recently completed year prior to the change of control will immediately vest; (ii) a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the change of control occurs will immediately vest; (iii) all true up performance shares and all remaining annual performance shares for years completed prior to the change of control will immediately vest based on the Company's actual performance through the most recently completed year prior to the change of control; and

    (iv) any remaining annual performance shares and true up performance shares that are not so vested will be converted into time based shares, vesting quarterly through December 31, 2013.

  •
  Effect of a termination without cause, resignation for good reason, death or disability on performance-based restricted stock unit award that occurs in connection with a change of control.  Termination "in connection with a change of control" is a termination that occurs at any time within three months before a change of control or within 18 months after a change of control (which is consistent with the protections provided to the other named executive officers): All annual performance shares and true up performance shares which have been or would have been, but for his termination prior to the date of the change of control, converted to time based shares upon the change of control will immediately vest, such that all shares awarded under the 2011 Plan will become fully vested upon such termination.

  •
  Effect of termination without cause, resignation for good reason, death or disability on performance-based restricted stock unit award that does not occur in connection with a change of control.  Termination "not in connection with a change of control" is a termination that occurs at any time earlier than three months before a change of control or more than 18 months after a change of control.

  •
  Upon death or disability (which is consistent with the protections provided to the other named executive officers): (i) all annual performance shares credited or entitled to be credited through the date of death or disability will immediately vest; (ii) a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the death or disability occurs will immediately vest; and, except as set forth in the following sentence, (iii) any remaining annual performance shares and true up performance shares will be forfeited. With respect to death or disability more than 18 months after a change of control has occurred, shares that had been converted to time based shares as a result of the change of control and would have vested over the next twelve months will immediately vest upon such termination.

  •
  Upon a termination without cause or resignation for good reason: (i) all annual performance shares credited or entitled to be credited through the date of termination will immediately vest; (ii) a pro rata portion of annual performance shares for the year in which the termination occurs will immediately vest; and, except as set forth in the following sentence, (iii) any remaining annual performance shares and true up performance shares will be forfeited. For a termination that occurs more than 18 months after a change of control has occurred, shares that had been converted to time based shares as a result of the change of control and would have vested over the next twelve months will immediately vest upon such termination.

        The following table provides information concerning the estimated payments and benefits that would have been provided to Mr. Laub in the circumstances described above, assuming, as applicable, a termination date of December 30, 2011.

	Estimated Payments and Benefits(1)
		Involuntary Termination Other Than For Cause, Termination due to Death or Disability or Voluntary Termination for Good Reason
	Change of Control with Continued Employment ($)
Type of Benefit		Not in Connection with a Change of Control ($)	In Connection with a Change of Control ($)
Salary	—	1,510,000	2,265,000
Annual Incentive Bonuses	—	1,208,000	3,624,000
Employment Agreement Vesting Acceleration(2)	—	6,900,880	22,350,668
Performance-Based Restricted Stock Unit Award Acceleration(3)	1,080,005(4)	1,080,005	6,480,000
Reimbursement for Premiums Paid for Continued Health Benefits(5)	—	25,147	25,147

Total Benefits:	1,080,005	9,644,027	34,744,815

(1)
Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2011 (December 30, 2011), and the price per share of Atmel's common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.10). The payments and benefits shown in connection with a change of control are estimated assuming that the executive does not use transitional outplacement benefits; amounts for any such benefits actually paid are not expected to be significant. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such an event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The Employment Agreement provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to Mr. Laub on an after-tax basis. Assuming a termination date of December 30, 2011, the Company believes that Mr. Laub would receive the full termination benefits set forth in his Employment Agreement.

(2)
Reflects the aggregate market value of unvested option grants and restricted stock units (other than performance-based restricted stock units) that would become vested under the circumstances. Aggregate market value for such stock options is computed by multiplying (i) the difference between $8.10 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 30, 2011. Aggregate market value for such restricted stock units is computed by multiplying (i) $8.10 by (ii) the number of shares underlying unvested restricted stock units at December 30, 2011.

(3)
Reflects the aggregate market value of performance-based restricted stock units that would become vested under the circumstances. Aggregate market value for performance-based restricted stock units is computed by multiplying (i) $8.10 by (ii) the number of shares underlying such restricted stock units at December 30, 2011.

(4)
Pursuant to the terms of the performance-based restricted stock unit award agreement for Mr. Laub, the remainder of the shares (666,666 shares) subject to the award will convert into time based shares and such shares have an aggregate market value of $5,399,995 computed in accordance with footnote (3) above.

(5)
Assumes continued coverage of health coverage benefits at the same level of coverage provided for fiscal 2011.

    Change of Control Severance Plan/Performance-Based Restricted Stock Unit Award Agreements

        The Compensation Committee of the Board has adopted a change of control and severance plan (the "COC Plan") in which the Company's executive officers (other than the Company's Chief Executive Officer) are eligible to participate, provided that each individual executes a participation agreement, waives his or her right to any severance provided under any other agreement or plan, and agrees to an amendment to any existing employment or other agreement pursuant to which such individual is entitled to severance benefits.

        In accordance with the COC Plan, the named executive officers other than Mr. Laub (each, an "Eligible Participant") will be entitled to receive the following severance benefits, contingent on such individual signing and not revoking a separation agreement and release of claims in favor of the Company and not soliciting any employee of the Company for a period of twelve (12) months:

  •
  In the event of a termination of employment without cause or due to death or disability that does not occur within a "change of control determination period," an Eligible Participant will be entitled to receive:

  •
  A lump sum payment in cash equal to one hundred percent (100%) of the employee's annual base salary, as in effect at the time of termination;

  •
  A lump sum payment in cash equal to the employee's target incentive compensation for the year of termination, pro-rated to the date of termination; and

  •
  Twelve (12) months Company-paid COBRA coverage.

  •
  In the event of a termination of employment without cause, a resignation for good reason or a termination of employment due to death or disability, in each case within a "change of control determination period," an Eligible Participant will be entitled to receive:

  •
  A lump sum payment in cash equal to one hundred percent (100%) of the employee's annual base salary, as in effect at the time of termination;

  •
  A lump sum payment in cash equal to one hundred percent (100%) of the employee's target incentive compensation for the year of termination;

  •
  A lump sum payment in cash equal to the employee's target incentive compensation for the year of termination, pro-rated to the date of termination;

  •
  One hundred percent (100%) vesting acceleration of unvested equity awards outstanding on the later of the date of termination or the change of control, other than performance-based restricted stock unit awards or other awards that vest based on achievement of performance goals;

  •
  Twelve (12) months Company-paid COBRA coverage; and

  •
  Transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the change of control.

        Under the COC Plan, "change of control determination period" means the time period beginning three (3) months before a change of control (as defined in the COC Plan) and ending 18 months following a change of control.

        In fiscal 2011, the Compensation Committee of the Board approved the 2011 Plan and the issuance of performance-based restricted stock unit awards to the Company's executive officers. Executive officers receive change of control protection under their performance-based restricted stock unit award agreement, such that: (i) all annual performance shares that have been credited or entitled to be credited through a change of control based on the Company's actual performance through the most recently completed year prior to the change of control will immediately vest and be released; (ii) a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the change of control occurs will immediately vest and be released; (iii) all true up performance shares and all remaining annual performance shares for years completed prior to the change of control will immediately vest and be released based on the Company's actual performance through the most recently completed year prior to the change of control; and (iv) any remaining annual performance shares and true up performance shares that are not so vested and released will be converted into time based shares, vesting quarterly through December 31, 2013. For a termination without cause, resignation for good reason or termination due to death or disability in connection with a change of control, all annual performance shares and true up performance shares which have been or would have been, but for the executive officer's termination prior to the date of the change of control, converted to time based shares upon the change of control will immediately vest, such that all shares awarded under the 2011 Plan will become fully vested upon such termination. Executive officers also receive death and disability protection under their performance-based restricted stock unit award agreement, such that: (i) all annual performance shares credited or entitled to be credited through the date of death or disability will immediately vest and be released; (ii) a pro rata portion, measured in quarterly increments, of annual performance shares for the year in which the death or disability occurs will immediately vest and be released; and (iii) any remaining annual performance shares and true up performance shares for that executive officer will be forfeited.

        The following table provides information concerning the estimated payments and benefits that would have been provided to the following named executive officers in the circumstances described above, assuming, as applicable, a termination date of December 30, 2011.

		Estimated Payments and Benefits(1)
			Involuntary Termination Other Than For Cause or Termination due to Death or Disability		Voluntary Termination for Good Reason
Name	Type of Benefit	Change of Control with Continued Employment ($)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	In Connection With a Change of Control ($)
Stephen Cumming	Salary	—	402,300	402,300	402,300
	Annual Incentive Bonus	—	321,840	643,680	643,680
	COC Plan Vesting Acceleration(2)	—	—	3,517,483	3,517,483
	Performance-Based Restricted Stock Unit Award Acceleration(3)	155,253(4)	155,253(5)	931,500	931,500
	Continued Coverage of Employee Benefits(6)	—	16,765	16,765	16,765

	Total Benefits:	155,253	740,905	5,511,728	5,511,728

		Estimated Payments and Benefits(1)
			Involuntary Termination Other Than For Cause or Termination due to Death or Disability		Voluntary Termination for Good Reason
Name	Type of Benefit	Change of Control with Continued Employment ($)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	In Connection With a Change of Control ($)
Walt Lifsey	Salary	—	500,000	500,000	500,000
	Annual Incentive Bonus	—	400,000	800,000	800,000
	COC Plan Vesting Acceleration(2)	—	—	4,897,081	4,897,081
	Performance-Based Restricted Stock Unit Award Acceleration(3)	189,005(4)	189,005(5)	1,134,000	1,134,000
	Continued Coverage of Employee Benefits(6)	—	11,158	11,158	11,158

	Total Benefits:	189,005	911,158	7,342,239	7,342,239

Tsung-Ching Wu	Salary	—	509,200	509,200	509,200
	Annual Incentive Bonus	—	407,360	814,720	814,720
	COC Plan Vesting Acceleration(2)	—	—	4,750,687	4,750,687
	Performance-Based Restricted Stock Unit Award Acceleration(3)	189,005(4)	189,005(5)	1,134,000	1,134,000
	Continued Coverage of Employee Benefits(6)	—	16,765	16,765	16,765

	Total Benefits:	189,005	933,325	7,225,372	7,225,372

Robert Valiton	Salary	—	360,000	360,000	360,000
	Annual Incentive Bonus	—	252,000	504,000	504,000
	COC Plan Vesting Acceleration(2)	—	—	3,472,484	3,472,484
	Performance-Based Restricted Stock Unit Award Acceleration(3)	168,755(4)	168,755(5)	1,012,500	1,012,500
	Continued Coverage of Employee Benefits(6)	—	16,765	16,765	16,765

	Total Benefits:	168,755	628,765	5,365,749	5,365,749

(1)
Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2011 (December 30, 2011), and the price per share of Atmel's common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.10). The payments and benefits shown in connection with a change of control are estimated assuming that the executive does not use transitional outplacement benefits; amounts for any such benefits actually paid are not expected to be significant. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The COC Plan provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis.

(2)
Reflects the aggregate market value of unvested option grants and restricted stock units (other than performance-based restricted stock units) that would become vested under the circumstances. Aggregate market value for such stock options is computed by multiplying (i) the difference between $8.10 and the exercise price of the option, by (ii) the number of shares underlying unvested options at

  December 30, 2011. Aggregate market value for such restricted stock units is computed by multiplying (i) $8.10 by (ii) the number of shares underlying unvested restricted stock units at December 30, 2011.

(3)
Reflects the aggregate market value of performance-based restricted stock units that would become vested under the circumstances. Aggregate market value for performance-based restricted stock units is computed by multiplying (i) $8.10 by (ii) the number of shares underlying such restricted stock units at December 30, 2011.

(4)
Pursuant to the terms of the performance-based restricted stock unit award agreement for each named executive officer, the remainder of the shares subject to the award will convert into time based shares and such shares will have an aggregate market value as follows (computed in accordance with footnote (3) above): Mr. Cumming: 95,833 shares with a value of $776,247; Mr. Lifsey: 116,666 shares with a value of $944,995; Mr. Wu: 116,666 shares with a value of $944,995; and Mr. Valiton: 104,166 shares with a value of $843,745.

(5)
Reflects the aggregate market value of performance-based restricted stock units that would become vested upon a termination for death or disability only.

(6)
Assumes continued coverage of health coverage benefits at the same level of coverage provided for fiscal 2011.

Compensation of Directors

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2011. Mr. Laub and Mr. Wu, who are our employees, do not receive additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Charles Carinalli	83,000	183,522	266,522
Papken Der Torossian	74,000	183,522	257,522
Dr. Edward Ross	73,000	183,522	256,522
Jack L. Saltich	98,000	183,522	281,522
David Sugishita	164,500	183,522	348,022

(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions. See footnote (1) to the "Summary Compensation Table" for a description of the assumptions used in the valuation of these awards.

(2)
In fiscal 2011, Messrs. Carinalli, Der Torossian, Saltich and Sugishita and Dr. Ross each received the following restricted stock unit award, which vests over one year:

Grant Date	Number of Shares	Grant Date Fair Value ($)
5/18/2011	12,648	183,522

(3)
As of December 31, 2011, the aggregate number of shares underlying options and restricted stock units outstanding for each of our non-employee directors was as follows:

Name	Aggregate Number of Shares Underlying Options	Aggregate Number of Shares Underlying RSUs
Charles Carinalli	49,000	39,147
Papken Der Torossian	111,500	34,147
Dr. Edward Ross	74,000	39,147
Jack L. Saltich	41,500	34,147
David Sugishita	9,625	34,147

    Standard Director Compensation Arrangements

    Cash Compensation

        During fiscal 2011, each non-employee director received a cash retainer of $50,000, paid in installments, for service on the Board and its committees. The non-executive chairman of the Board received a cash retainer of $60,000 for 2011. In addition, each non-employee director received $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended for each committee on which the non-employee director served. Also, non-employee directors who served as committee chairs received an annual retainer for such service in the amount of $17,500 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Corporate Governance and Nominating Committee. Non-employee directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings and their out-of-pocket business expenses associated with service on the Board and its committees.

    Equity Compensation

        During fiscal 2011, equity compensation was issued as follows: (i) the target value for "initial" grants to a new non-employee director was set at $280,000, payable entirely in restricted stock units that will vest annually over 4 years from the effective date and (ii) the target value for "annual" grants to our non-employee directors was set at $180,000, payable entirely in restricted stock units (based on a 30-day trailing average from the date of grant), with a cliff vest after one year.

        All outstanding, unvested equity awards (e.g., options and restricted stock units) held by non-employee members of the Board of Directors shall vest 100% upon a change of control of the Company.

        During fiscal 2011, our Board enacted mandatory stock ownership guidelines for directors. Those guidelines require each director to hold equity in the Company equal to three (3) times the annual cash retainer received by that director; that target equity threshold may be reached by a director within three (3) years, and will continue to roll forward to reflect any increases in the annual cash retainer paid to directors.

Equity Compensation Plan Information

        The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Atmel's equity compensation plans as of December 31, 2011 (share amounts in thousands).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	31,404(1)(2)	4.26(3)	40,844(4)
Equity compensation plans not approved by security holders	—	—	—
Total	31,404	4.26	40,844

(1)
Includes options to purchase shares outstanding under the 2005 Stock Plan.

(2)
Includes 23,187 restricted stock units granted under our 2005 Stock Plan that had not vested as of such date.

(3)
This weighted-average exercise price does not include outstanding restricted stock units.

(4)
Consists of 16,523 shares available for future issuance under our 2005 Stock Plan (for options, restricted stock units and performance-based restricted stock units) and 24,321 shares available for future issuance under our 2010 Employee Stock Purchase Plan. Pursuant to our 2005 Stock Plan, each share subject to restricted stock, restricted stock units (including performance shares) and stock purchase rights granted prior to May 18, 2011 is counted as one-and-78/100 (1.78) shares against the shares available for grant under the 2005 Stock Plan and each share subject to restricted stock, restricted stock units (including performance shares) and stock purchase rights granted on or after May 18, 2011 is counted as one-and-61/100 (1.61) shares against the shares available for grant under the 2005 Stock Plan.

 SECURITY OWNERSHIP

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 15, 2012 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors, nominees for director and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

Beneficial Owner(1)	Common Stock Beneficially Owned(2)	Approximate Percent Beneficially Owned(2)
T. Rowe Price Associates, Inc.(3)	68,959,690	15.5%
Janus Capital Management LLC(4)	46,727,412	10.5%
Steven Laub(5)	4,167,627	*
Stephen Cumming(6)	432,931	*
Tsung-Ching Wu(7)	8,781,587	2.0%
Walt Lifsey(8)	10,732	*
Robert Valiton(9)	61,897	*
David Sugishita(10)	26,625	*
Charles Carinalli(11)	126,001	*
Dr. Edward Ross(12)	106,001	*
Papken Der Torossian(13)	186,701	*
Jack L. Saltich(14)	74,175	*
All directors and executive officers as a group (12 persons)(15)	14,032,215	3.1%

*
Less than one percent of the outstanding common stock

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)
Based on 443,653,693 shares outstanding on March 15, 2012. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel's common stock subject to options and restricted stock units held by that person that will be exercisable/vested within 60 days after March 15, 2012, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 22,809,690 shares as to which T. Rowe Price Associates, Inc. ("Price Associates") has sole voting power and 69,959,690 shares as to which Price Associates has sole dispositive power. Based on a Schedule 13G, Amendment No. 1 filed with the SEC on February 13, 2012. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
Includes 45,452,112 shares as to which Janus Capital Management LLC ("Janus Capital") and its affiliates have sole voting and dispositive power and 1,275,300 shares as to which Janus Capital and its affiliates have shared voting and dispositive power. Based on a Schedule 13G, Amendment No. 3 filed with the SEC on February 14, 2012. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(5)
Includes 2,480,799 shares owned directly. Also includes 1,686,828 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(6)
Includes 258,883 shares owned directly. Also includes 174,048 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(7)
Includes 1,363,450 shares owned directly, 6,644,902 shares held in trust, of which Mr. Wu and his wife are the trustees, and 257,170 shares held in trust for Mr. Wu's children, of which Mr. Wu and his wife are the trustees. Also includes 516,065 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(8)
Includes 10,732 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(9)
Includes 50,533 shares owned directly. Also includes 11,364 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(10)
Includes 17,000 shares owned directly. Also includes 9,625 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(11)
Includes 17,834 share owned directly, and 59,167 shares held in trust, of which Mr. Carinalli and his wife are the trustees. Also includes 49,000 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(12)
Includes 32,001 shares owned directly. Also includes 74,000 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(13)
Includes 69,201 shares held in trust, of which Mr. Der Torossian and his wife are the trustees, and 6,000 shares held by Mr. Der Torossian's IRA. Also includes 111,500 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(14)
Includes 20,675 shares owned directly, and 12,000 shares held in trust, of which Mr. Saltich and his wife are the trustees. Also includes 41,500 shares issuable under stock options exercisable within 60 days after March 15, 2012.

(15)
Includes 2,684,662 shares issuable under stock options exercisable within 60 days after March 15, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.

        The related party transactions that our Audit Committee reviewed since the beginning of fiscal 2011 were neither reportable nor significant.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with.

REPORT OF THE AUDIT COMMITTEE

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel's financial statements, Atmel's compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and Atmel's internal accounting and financial controls. This purpose is more fully described in the charter of the Audit Committee which can be accessed on our website at http://ir.atmel.com/governance.cfm.

        Our Audit Committee has (1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2011, (2) discussed with management and with PricewaterhouseCoopers LLP the evaluation of Atmel's internal controls and the audit of the effectiveness of Atmel's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and (4) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

        Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the Securities and Exchange Commission.

        Respectfully submitted by the members of the Audit Committee of the Board of Directors.

David Sugishita (Chairman) Charles Carinalli Jack L. Saltich

OTHER MATTERS

        We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: April 5, 2012
San Jose, California

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345. x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0000133362_1 R1.0.0.11699 ATMEL CORPORATION 2325 ORCHARD PARKWAY SAN JOSE, CA 95131 ATTN: ACCOUNTS PAYABLE Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01. Steven Laub 02. Tsung-Ching Wu 03. David Sugishita 04. Papken Der Torossian 05. Jack L. Saltich 06. Charles Carinalli 07. Dr. Edward Ross The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. 3. To approve, in an advisory vote, our executive compensation. NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000133362_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . ATMEL CORPORATION Annual Meeting of Stockholders May 17, 2012 2:00 PM This proxy is solicited by the Board of Directors The undersigned stockholder of ATMEL CORPORATION, a Delaware corporation, hereby appoints Steven Laub and Scott Wornow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of ATMEL CORPORATION to be held on May 17, 2012 at 2:00 p.m., local time, at Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131 and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR EACH OF THE PERSONS LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE